EXHIBIT 99.1

December 22, 2004
IMMEDIATE RELEASE: UPDATED
Contact: Melvin E. Meekins, Jr.
(410) 841-6925

Severn Savings Bank, FSB Announces Redemption of Preferred Shares of Severn Preferred Capital Corporation

Severn Savings Bank, FSB (“Severn”), a subsidiary of Severn Bancorp, Inc. (the “Company” Nasdaq SVBI), announced today that it was redeeming 200,002 shares of its Series B Preferred Shares of Severn’s REIT subsidiary, Severn Preferred Capital Corporation, at par, which is $20 per share, for an aggregate redemption amount of $4 million, plus accrued and unpaid dividends. Annual dividends are $1.80 per share.

The redemption date is January 31, 2005. Notice shall be provided to all Series B Preferred shareholders not less than 30 days nor more than 60 days prior to the redemption date.

The Company recently announced that it had completed the issuance of $20 million of trust preferred securities and a portion of those proceeds has been allocated for the redemption of the Series B Preferred Shares.

The trust preferred securities carry a variable annual coupon rate of 200 basis points (2%) over the 3 month LIBOR rate, compared to a dividend of $1.80 per share, or 9% per annum, on the Series B Preferred Shares.

Severn specializes in community mortgage lending and has three retail branch locations in Anne Arundel County, Maryland. The Company has over $700 million in assets and reported year to date net income of $9,535,000 through September 30, 2004.

For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, 410-841-6925, e-mail: mmeekins@severn.hpwsb.com or skirkley @ severn.hpwsb. com.

###